EXHIBIT 21.1


                           Subsidiaries of the Company


Accom Europe Ltd.
Accom Virtual Studio, Inc.
Accom Virtual Studio (Germany) GmbH
ELSET Electronic-Set GmbH
Accom Poland Sp. Z o.o.
Accom Forign Sales Corporation